Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

Main Street Capital Closes Public Offering of Common Stock

Underwriters Fully Exercise Over-Allotment Option

HOUSTON, June 26, 2012 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that it closed the previously announced underwritten public offering of 3,750,000 shares of common stock at a public offering price of $22.50 per share (or approximately 143% of its latest reported net asset value per share of $15.72). In addition, the underwriters fully exercised their option to purchase 562,500 additional shares of the Company’s common stock to cover over-allotments. Including the exercise of the over-allotment option, the total number of shares sold in the offering was 4,312,500. Net proceeds from the offering, including exercise of the over-allotment option but after deducting underwriting discounts and estimated offering expenses payable by the Company, were approximately $93.0 million.

Main Street intends to use the net proceeds from this offering, including the net proceeds from the exercise of the underwriters’ over-allotment option, to make portfolio investments in accordance with its investment objective and strategies, to make investments in marketable securities and idle funds investments, to repay outstanding debt borrowed under its credit facility, to pay operating expenses and other cash obligations, and for general corporate purposes.

The underwriters of this offering are Raymond James, Robert W. Baird & Co. Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Sanders Morris Harris Inc., Janney Montgomery Scott LLC and Ladenburg Thalmann & Co. Inc.  The shares were sold pursuant to an effective shelf registration statement on Form N-2 that has been filed with, and has been declared effective by, the U.S. Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares referred to in this press release.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon Main Street management’s current expectations and are inherently uncertain. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

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